Exhibit 99.1

Spherix Announces Reverse Stock Split

BETHESDA, MD, March 3, 2016 /Accesswire/ Spherix Incorporated (NASDAQ: SPEX) an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that today announced a reverse stock split of its shares of common stock at a ratio of 1-for-19.  At the market open on March 4, 2016, Spherix Incorporated common stock will begin trading on a split-adjusted basis on the Nasdaq Capital Market under the existing trading symbol “SPEX”. The new CUSIP number for the common stock following the reverse stock split is 84842R403.

As a result of the reverse stock split, the Spherix's issued and outstanding shares of common stock will decrease to approximately 2,694,006 post-split shares from approximately 51,188,493 pre-split shares. The reverse stock split will also proportionately affect options issued under Spherix’s equity incentive plan, outstanding warrants for the purchase of common stock, and the conversion ratio of each series of Spherix’s convertible preferred stock.

No fractional shares will be issued in connection with the reverse split of the issued and outstanding common stock. Shareholders who would otherwise hold a fractional share of the Company's common stock will receive a cash payment in lieu thereof at a price equal to that fraction to which the shareholder would otherwise be entitled multiplied by the closing sales price of the Company's common stock on the Nasdaq Capital Market as of the effective time of the reverse stock split.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after March 4, 2016. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. These stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from Spherix’s transfer agent, Vstock Transfer, LLC.

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telecommunication sectors.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com